Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MSCI Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	(1)	Other	6,639,951	$528.45	$3,508,882,105.95	0.0001531	$537,209.85

Total Offering Amounts:							$3,508,882,105.95		537,209.85
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$537,209.85

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Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of MSCI Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(b) Amount Registered represents 6,639,951 shares of the Registrant’s common stock to be reserved for issuance under the MSCI Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”).

(c) Amount of Registration Fee estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee for the shares to be reserved under the 2025 Plan, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 22, 2025.